                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-111227 of The Men's Wearhouse, Inc. on Form S-3 of our reports dated April 5, 2004 (which reports express an unqualified opinion and include an explanatory paragraph regarding the change in accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, for the year ended February 1, 2003), appearing in the Annual Report on Form 10-K of The Men's Wearhouse, Inc. for the year ended January 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
June 7, 2004